FOR IMMEDIATE RELEASE

June 3, 2008

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES SALE OF FRANKLIN, MASSACHUSETTS, PROPERTY

FREEHOLD, NJ,  June 3, 2008……Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), announced the sale of  its 84,376 square foot industrial property located at 17 Forge Park, Franklin, Massachusetts, on June 3, 2008, to CRP Investments, LLC, a Delaware limited liability company, at a selling price of approximately $6,685,000. Jones Lang LaSalle of Boston, Massachusetts, acted as broker for the purchaser.

The building, which is tenanted by Kellogg Sales Company, was originally purchased by Monmouth in October of 1993 for $4,714,000.    The depreciated cost was approximately $3,235,000, resulting in a gain on sale to be reported for the year ending September 30, 2008 of approximately $3,450,000.

The property was not subject to a mortgage, and is intended to serve as the relinquished property in a like-kind exchange transaction that will qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code.  Accordingly, the proceeds of the sale will be used to acquire additional properties in the tax-deferred exchange.

Eugene W. Landy, President, stated, “The year ending September 30, 2008 will be an excellent year.  Lease renewals and property expansions are proceeding on a favorable basis.  We own a number of properties free and clear.  When we sell one of these properties, it generates substantial cash for corporate use.”

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial properties.  Effective with the sale of the Franklin property, Monmouth Real Estate Investment Corporation’s equity portfolio now consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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